Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form N-2 of Investcorp Credit Management BDC, Inc. and Subsidiaries (formerly CM Finance Inc) (the Company) of our report dated September 21, 2020, relating to our audit of the consolidated financial statements appearing in the accompanying Form 10-K for the year ended June 30, 2020, and of our report dated September 21, 2020 relating to the senior securities table of the Company appearing as an exhibit to the Form 10-K.

We also consent to the reference to our firm under the captions “Selected Financial Data”, “Senior Securities”, and Item 9 in the Form 10-K.

/s/ RSM US LLP

New York, New York

September 21, 2020